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                                   EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                Three months ended   Nine months ended
                                                   September 30,       September 30,
                                               -------------------   ---------------
                                                1996        1995       1996     1995
                                               ------------------   ----------------

Net income ...............................      $1,288    $ 1,415    $ 4,378   $4,385

Preferred dividend requirements ..........      $   -     $    28    $     -   $   85

Weighted average common shares outstanding       2,840      2,832      2,838    2,832

                                                 --------   -------   ------   ------

NET INCOME PER COMMON SHARE ..............       $0.45      $0.49     $1.54    $1.52
                                                 ========   =======   ======   ======

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